FOR IMMEDIATE RELEASE
Thursday, July 17, 2008

Media General Reports Preliminary Second-Quarter 2008 Results; Expects to Record a Non-Cash Impairment Charge

RICHMOND, Va. - Media General, Inc. (NYSE: MEG) today reported that preliminary results for the second quarter of 2008, which include severance charges of 14 cents per diluted share, were a loss from continuing operations of $1.4 million, or 6 cents per diluted share, compared with income from continuing operations of $4.3 million, or 19 cents per diluted share, in the second quarter of 2007. Excluding severance charges noted above, income in the second quarter of 2008 was 8 cents per diluted share. The preliminary results do not include an expected non-cash impairment charge, primarily related to goodwill and other intangible assets, as discussed below. Including the severance charges and discontinued operations, consisting of five television stations that have been or will be sold, the net loss for the second quarter of 2008 was $129,000, or 1 cent per diluted share. This compares with net income of $5.1 million, or 22 cents per diluted share, in the 2007 second quarter. Total company revenues of $204.9 million in the second quarter of 2008 decreased 10.2 percent from the same period in 2007.

Media General said that it is completing a process of impairment testing primarily of goodwill and other intangible assets. The non-cash impairment charge in the 2008 second-quarter is expected to be in the range of $500 million to $550 million after tax. Media General plans to report the final amount of the impairment charge when it files its Form 10-Q with the Securities and Exchange Commission on or before August 8, 2008. The impairment charge will reduce the book value of goodwill, identifiable intangible assets, and certain other assets.

“We determined that, in view of the continued economic slowdown and the market’s perception of media industry equity valuations, this was the appropriate time to undertake the impairment testing. The charge is non-cash and will not impact our ability to operate, reduce debt or move forward with our ongoing transition to the digital world,” said Marshall N. Morton, president and chief executive officer.

“Media General’s lower second-quarter results reflected a weakening economy and a continued challenging business environment in the Publishing Division,” said Mr. Morton. “Partially mitigating lower divisional results compared with last year were lower interest expense and an additional gain related to the Richmond Times-Dispatch fire settlement.

“We continue to implement aggressive performance improvement actions, including workforce reductions, to better align expenses with current business conditions. Total operating costs in the second quarter, excluding severance charges, decreased approximately 6 percent,” he said.

Publishing Division

Publishing Division profit for the quarter of $6.8 million compared with $22.6 million in the 2007 quarter. Total revenues decreased 14.7 percent, and newspaper advertising revenues declined 17.1 percent.

Excluding Florida, where Publishing revenues were down 24.7 percent in the quarter, total Publishing revenues decreased less than 10 percent. Revenues declined 12.5 percent in Virginia, 7.3 percent in North Carolina and 3.5 percent in Alabama. In South Carolina, revenues were up nominally, driven by a new weekly newspaper in the greater Florence/Myrtle Beach market.

Classified advertising revenues in the second quarter were below last year’s quarter by $14.1 million, or 29.5 percent, driven mostly by shortfalls in the Tampa market. For the company’s three metro markets, employment revenues decreased 42.7 percent, real estate revenues were down 38.9 percent, and automotive revenues declined 38.5 percent.

(1 of 7)

Retail advertising revenues declined $3.4 million, or 6.3 percent, primarily due to lower spending in Tampa in the department store, home furnishings, and entertainment categories. National revenues decreased $1.8 million, or 19.2 percent, as a result of lower spending in the utilities, travel and automotive categories in the Tampa market. Circulation revenues decreased $490,000, or 3 percent, reflecting Daily and Sunday net-paid volume declines, partially offset by rate increases in several markets.

Publishing Division expenses, excluding divisional severance expenses and charges related to the consolidation of newspaper printing, declined 7.2 percent for the quarter. Newsprint expense decreased 12.3 percent as a result of lower consumption, which was down 19.5 percent. The average price per ton increased $49 from the 2007 second quarter. Excluding severance, salaries declined 6.9 percent for the quarter, reflecting savings from staff reductions.

Broadcast Division

Broadcast Division profit for the quarter of $14.9 million compared with $18 million last year. Weak National and Local time sales were partially offset by $2.8 million in Political revenues. Expenses, excluding severance costs, decreased 4 percent. The division has implemented performance improvement measures as well as new business initiatives.

Total Broadcast revenues decreased 5.7 percent. Gross time sales declined $4.5 million, or 5 percent. Local time sales declined $1.2 million, or 2.2 percent. Lower spending in the furniture store and entertainment categories was partially offset by higher automotive and fast food advertising. National time sales decreased $5.3 million, or 15.9 percent. Categories showing decreases for the quarter included automotive and services, while transportation and drug stores increased.

Total Political revenues of $2.8 million compared with $745,000 in the 2007 quarter. The current quarter’s revenues were generated from presidential campaign spending in Ohio, Florida, North Carolina, and South Carolina, gubernatorial primary spending in North Carolina, U.S. Congressional races in South Carolina, North Carolina, Virginia and Ohio, and issue spending in Ohio, Mississippi, Florida, North Carolina, South Carolina, Virginia, Georgia and Rhode Island.

Interactive Media Division

The Interactive Media Division had a quarterly loss of $656,000 compared with a profit of $359,000 in the 2007 quarter. The division generated record revenues of $10.6 million, up 13.7 percent, reflecting a 45.7 percent increase in Local advertising and revenues from DealTaker.com, acquired March 31, 2008. The partnership with Yahoo!HotJobs generated $2 million in revenues in the quarter, helping to partially offset a 4 percent decrease in Classified revenues.

Local revenues increased as the result of continued growth in banners and sponsorships and direct sales. National/Regional revenues decreased 7.1 percent, due to softer advertising from national agencies, particularly at TBO.com in Tampa.

Media General is aggressively harnessing opportunities for rapid growth in the digital world. The addition of the advertising services group, which is comprised of DealTaker.com and Blockdot, increases the company’s focus on new customers. Its newest member, DealTaker.com, is engaged in the fast-growing sector of online coupons and shopping. Dealtaker.com represents an important new cash flow stream for Media General and was profitable during its first full-quarter of ownership. A decline in advergaming revenues in the quarter at Blockdot reflected a slower pace of incoming projects, as a result of the weaker economy, compared with the same 2007 period.

Page views and visitor sessions for the second quarter rose 6.1 percent, and 15.5 percent, respectively, driven in large part by a Web-First approach to local news in all markets. TBO.com in Tampa, for example, generated a nearly 70 percent increase in page views in the second quarter. A number of other Media General newspaper and television Web sites also saw a dramatic growth in visitors.

(2 of 7)

Other results

Interest expense decreased by $4.6 million, due mainly to lower interest rates, and also aided by lower debt levels.

Preliminary EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) in the second quarter of 2008 was $26.8 million, compared with $40.9 million in the 2007 period. After-Tax Cash Flow was $17.7 million compared with $23.3 million in the prior year. Capital expenditures in the second quarter of 2008 were $4.5 million compared with $18.3 million in the prior-year period. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $13.2 million, up from $5 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. The full text of the release and financials will be available on the company’s Web site, www.mediageneral.com. To dial in to the call, listeners may call 1-866-510-0710 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Earnings Conference” link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay will be also be available, beginning at 1 p.m. today and ending at 1 p.m. on July 24, 2008, by dialing 888-286-8010 or 617-801-6888, and using the passcode 44413520.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States.  Media General publishes 25 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications.  The company owns and operates 20 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States.  The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

(3 of 7)

Media General, Inc.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
(Unaudited, in thousands except per share amounts)	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Revenues	$204,880	$228,215	$399,344	$446,479

Operating costs:
Production	96,621	102,661	194,669	207,980
Selling, general and administrative	81,873	82,713	164,306	169,847
Depreciation and amortization	19,027	19,028	37,357	38,231
Gain on insurance recovery	(2,750)	—	(2,750)	—
Total operating costs	194,771	204,402	393,582	416,058

Operating income	10,109	23,813	5,762	30,421

Other income (expense):
Interest expense	(10,548)	(15,186)	(22,837)	(30,160)
Investment loss - unconsolidated affiliates	(18)	(2,305)	(39)	(4,606)
Loss on sale of unconsolidated affiliate	(2,602)	—	(2,602)	—
Other, net	305	379	513	771
Total other expense	(12,863)	(17,112)	(24,965)	(33,995)

Income (loss) from continuing operations before income taxes	(2,754)	6,701	(19,203)	(3,574)

Income taxes	(1,380)	2,389	(8,017)	(1,333)

Income (loss) from continuing operations	(1,374)	4,312	(11,186)	(2,241)
Discontinued operations:
Income from discontinued operations (net of tax)	1,245	808	2,102	857
Loss related to divestiture of operations (net of tax)	—	—	(11,300)	—
Net income (loss)	$(129)	$5,120	$(20,384)	$(1,384)

Net income (loss) per common share:
Income (loss) from continuing operations	$(0.06)	$0.19	$(0.51)	$(0.10)
Discontinued operations	0.05	0.04	(0.41)	0.04
Net income (loss)	$(0.01)	$0.23	$(0.92)	$(0.06)

Net income (loss) per common share - assuming dilution:
Income (loss) from continuing operations	$(0.06)	$0.19	$(0.51)	$(0.10)
Discontinued operations	0.05	0.03	(0.41)	0.04
Net income (loss)	$(0.01)	$0.22	$(0.92)	$(0.06)

Weighted-average common shares outstanding:
Basic	22,074	22,637	22,093	23,146
Diluted	22,074	22,835	22,093	23,146

(4 of 7)

Media General, Inc.
PRELIMINARY BUSINESS SEGMENTS
			Interactive
(Unaudited, in thousands)	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended June 29, 2008
Consolidated revenues	$113,656	$82,411	$10,565	$(1,752)	$204,880
Segment operating cash flow	$14,201	$21,395	$(151)		$35,445
Depreciation and amortization	(7,386)	(6,468)	(505)		(14,359)
Segment profit (loss)	$6,815	$14,927	$(656)		21,086

Unallocated amounts:
Interest expense					(10,548)
Equity in net loss of unconsolidated affiliate					(18)
Loss on sale of unconsolidated affiliate					(2,602)
Acquisition intangibles amortization					(3,957)
Corporate expense					(10,143)
Gain on insurance recovery					2,750
Other					678
Consolidated loss from continuing operations before income taxes					$(2,754)

Quarter Ended July 1, 2007
Consolidated revenues	$133,221	$87,370	$9,292	$(1,668)	$228,215
Segment operating cash flow	$29,014	$24,621	$585		$54,220
Recovery on investment			188		188
Depreciation and amortization	(6,438)	(6,584)	(414)		(13,436)
Segment profit	$22,576	$18,037	$359		40,972

Unallocated amounts:
Interest expense					(15,186)
Equity in net loss of unconsolidated affiliates					(2,305)
Acquisition intangibles amortization					(4,415)
Corporate expense					(10,020)
Other					(2,345)
Consolidated income from continuing operations before income taxes					$6,701

Six Months Ended June 29, 2008
Consolidated revenues	$227,246	$157,142	$18,232	$(3,276)	$399,344
Segment operating cash flow	$29,223	$35,485	$(2,460)		$62,248
Recovery on investment			10		10
Depreciation and amortization	(14,196)	(13,002)	(952)		(28,150)
Segment profit (loss)	$15,027	$22,483	$(3,402)		34,108

Unallocated amounts:
Interest expense					(22,837)
Equity in net loss of unconsolidated affiliate					(39)
Loss on sale of unconsolidated affiliate					(2,602)
Acquisition intangibles amortization					(7,782)
Corporate expense					(20,835)
Gain on insurance recovery					2,750
Other					(1,966)
Consolidated loss from continuing operations before income taxes					$(19,203)

Six Months Ended July 1, 2007
Consolidated revenues	$269,556	$163,007	$17,218	$(3,302)	$446,479
Segment operating cash flow	$54,319	$38,772	$400		$93,491
Recovery on investment			188		188
Depreciation and amortization	(12,889)	(13,186)	(859)		(26,934)
Segment profit (loss)	$41,430	$25,586	$(271)		66,745

Unallocated amounts:
Interest expense					(30,160)
Equity in net loss of unconsolidated affiliates					(4,606)
Acquisition intangibles amortization					(8,824)
Corporate expense					(20,275)
Other					(6,454)
Consolidated loss from continuing operations before income taxes					$(3,574)

(5 of 7)

Media General, Inc.
PRELIMINARY CONSOLIDATED BALANCE SHEETS

	June 29,	December 30,
(Unaudited, in thousands)	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$16,314	$14,214
Accounts receivable-net	109,735	133,863
Inventories	8,939	6,676
Other	37,272	52,083
Assets of discontinued operations	71,862	106,958
Total current assets	244,122	313,794

Investments in unconsolidated affiliates	1,446	52,360

Other assets	64,317	65,686

Property, plant and equipment - net	460,099	475,028

Excess of cost over fair value of net identifiable assets
of acquired businesses - net	933,285	917,521

FCC licenses and other intangibles - net	644,770	646,677

Total assets	$2,348,039	$2,471,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$31,435	$32,676
Accrued expenses and other liabilities	95,081	101,817
Liabilities of discontinued operations	3,748	5,521
Total current liabilities	130,264	140,014

Long-term debt	830,061	897,572

Deferred income taxes	293,973	311,588

Other liabilities and deferred credits	214,271	208,885

Stockholders' equity	879,470	913,007

Total liabilities and stockholders' equity	$2,348,039	$2,471,066

(6 of 7)

Media General, Inc.
Preliminary EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
(Unaudited, in thousands)	June 29, 2008	July 1, 2007	June 29, 2008	July 1, 2007

Income (loss) from continuing operations	$(1,374)	$4,312	$(11,186)	$(2,241)
Interest	10,548	15,186	22,837	30,160
Taxes	(1,380)	2,389	(8,017)	(1,333)
Depreciation and amortization	19,027	19,028	37,357	38,231

EBITDA from continuing operations	$26,821	$40,915	$40,991	$64,817

Income (loss) from continuing operations	$(1,374)	$4,312	$(11,186)	$(2,241)
Depreciation and amortization	19,027	19,028	37,357	38,231

After-tax cash flow	$17,653	$23,340	$26,171	$35,990

After-tax cash flow	$17,653	$23,340	$26,171	$35,990
Capital expenditures	4,487	18,300	12,446	37,791

Free cash flow	$13,166	$5,040	$13,725	$(1,801)

(7 of 7)